AFBI Selected Data COMPANY HIGHLIGHTS $869.5 million in assets $674.5 million in loans $687.4 million in deposits 3.1% growth in assets 2.2% growth in loans 1.9% growth in deposits As of 2024 Q1 YTD 2024

AFBI Selected Data COMPANY HIGHLIGHTS $26.4 million in NOO office loans 41.0% avg LTV on NOO office loans 37% DDA/Total Deposits $1.3 million in Q1 2024 earnings 15.6% uninsured deposits approximately $0.20 Diluted Earnings per Share

AFBI Selected Data Tangible Book Value Calculation Tangible Equity Shares Outstanding Tangible Book Value Ending balance December 31, 2023 $103,150 6,416 $16.08 Stock Activity 383 Unearned stock comp change 52 AOCI Change 14 Effect of goodwill and other intangibles 48 Net earnings before stock compensation 1,657 Stock Compensation, net of taxes (322) Ending balance March 31, 2024 $104,982 6,416 $16.36 (in thousands, including shares, except for tangible book value) * See Non-GAAP Reconciliation

AFBI Selected Data Loan Composition as of March 31, 2024

AFBI Selected Data Deposit Composition as of March 31, 2024

AFBI Selected Deposit Data DEPOSITS * All deposits are held at Affinity Bank and include the Company’s own funds. Estimated uninsured deposits are approximately $107.1 million or 15.6% of total deposits.* Consumer deposits total $25.8 million or 24.1% of estimated uninsured deposits. Business deposits total $81.3 million or 75.9% of estimated uninsured deposits. Demand deposits represent 37% of total deposits. Consumer and Business demand deposits each represent approximately 47% and 53% of total demand deposits. Dental deposits total $113.2 million and represent 16.5% of total deposits. Cost of Funds – 2.42% 1Q24 2.36% 4Q23, 2.21% 3Q23

AFBI Share Information NON-GAAP RECONCILIATION